EXHIBIT 4.1


                            SECOND OMNIBUS AMENDMENT


THIS SECOND OMNIBUS AMENDMENT (this "Amendment"), dated as of July 31, 2008 (the "Amendment Date"), is made

BY AND BETWEEN:

      PALA INVESTMENTS HOLDINGS LIMITED, of 12 Castle Street, St Helier, Jersey, JE2 3RT (the "Lender");

AND:

      ALDEROX, INC. (formerly known as Reclamation Consulting and Applications, Inc.), a company organized under the laws of the State of Colorado, of 940 Calle Amanecer, Suite E, San Clemente, CA 92673 (the "Borrower").

WHEREAS, the Lender and the Borrower are parties to a Secured Convertible Debenture, dated as of December 12, 2007 (the "Original Debenture"), pursuant to which the Lender loaned the Borrower Three Million Dollars ($3,000,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Two Million Dollars ($2,000,000);

WHEREAS, pursuant to an Omnibus Amendment, dated as of March 28, 2008 (the "First Omnibus Amendment"), the Lender loaned the Borrower an additional Two and One-half Million Dollars ($2,500,000) (the Original Debenture, as amended by such Omnibus Amendment, the "Debenture");

WHEREAS, in connection with the Debenture, the Lender and the Borrower entered into a Voting and Right of First Refusal Agreement, dated as of December 12, 2007 (the "Voting Agreement"), a Registration Rights Agreement, dated as of December 12, 2007 (as amended by the First Omnibus Amendment, the "Registration Rights Agreement"), and a Patent and Trademark Security Agreement, dated as of December 12, 2007 (as amended by the First Omnibus Amendment, the "Security Agreement"; the Debenture, the Voting Agreement, the Registration Rights Agreement and the Security Agreement are referred to collectively as the "Debenture Agreements"); and

WHEREAS, the Lender is willing to lend to the Borrower an additional Seven Hundred Thousand Dollars ($700,000) (the "Fourth Tranche") which shall be extended to the Borrower on the Amendment Date following the mutual execution of this Amendment and an additional Three Hundred Thousand Dollars ($300,000) (the "Fifth Tranche") on a future date, in each case pursuant to the terms and subject to the conditions of the Debenture Agreements, in each case as amended by this Amendment.


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NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS

Unless a definition is provided for a capitalized term in this Amendment, each such term shall have the meaning provided to it in the Debenture.

2. INTERPRETATION

The provisions of Section 2 of the Debenture shall apply to this Amendment as if set forth herein, in each case with references to "this Agreement" being replaced with "this Amendment."

3. THE AMENDMENTS

      3.1 AMENDMENTS TO THE DEBENTURE

The follow amendments are hereby made to the Debenture:

            3.1.1 For the avoidance of doubt, the term "Principal" in the
                  Debenture shall include the principal amount of the Fourth Tranche and the Fifth Tranche, the indebtedness comprising the Fourth Tranche and the Fifth Tranche shall be included in the term "Loan" in the Debenture, each of the Fourth Tranche Note (as defined below) and the Fifth Tranche Note (as defined below) shall constitute a "Note" under the Debenture and each of the Fourth Tranche Warrant (as defined below) and Fifth Tranche Warrant (as defined below) shall constitute a "Warrant" under the Debenture.

            3.1.2 The term "Conversion Price" is amended in its entirety to provide as follows:

                  ""Conversion Price" means, with respect to the Principal amount of the First Tranche, Second Tranche, Third Tranche, Fourth Tranche and Fifth Tranche, $0.13 per share, provided that if Borrower, at any time while the Principal is outstanding, (i) pays a stock dividend on its common stock,
                  (ii) subdivides outstanding shares of common stock into a larger number of shares, or (iii) combines outstanding shares of common stock into a smaller number of shares, then in each such case the applicable Conversion Price shall be adjusted by multiplying (a) such Conversion Price in effect immediately prior to such event, by (b) a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event;"

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            3.1.3 Each reference to "Conversion Price" shall refer to the
                  Conversion Price applicable to the relevant Principal amount of the First Tranche, Second Tranche, Third Tranche, Fourth Tranche or Fifth Tranche, as the case may be.

            3.1.4 A new Section 6.2.14 of the Debenture is added as follows:

            "6.1.23 Provide the Lender with a reasonably detailed calculation of the Borrower's compliance or non-compliance with the covenant set forth in Section 6.2.14(a) within 15 days of January 31, 2009, with the covenant set forth in Section 6.2.14(b) within 15 days of March 31, 2009, and with the covenant set forth in Section 6.2.14(c) at the end of each Period to which such covenant applies and such other information relating to such calculation as the Lender shall request.

            3.1.5 A new Section 6.2.14 of the Debenture is added as follows:

            "6.2.14 (a) Permit the Borrower's Consolidated Adjusted EBITDA for the month ended January 31, 2009 to be less than zero; (b) permit the Borrower's Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2009 to be less than zero; (c) permit the Leverage Ratio as of the last day of any Period, beginning with the Period ending June 30, 2009, to exceed the correlative ratio indicated:

            ========================================   =========================
                         PERIOD                               LEVERAGE RATIO
            ----------------------------------------   -------------------------
              Two Fiscal Quarters ended 6/30/09                20.00 :1.00
              Three Fiscal Quarters ended 9/30/09              10.00 :1.00
              Four Fiscal Quarters ended 12/31/09               5.00 :1.00
              Four Fiscal Quarters ended 3/31/10                4.00 :1.00
              Four Fiscal Quarters ended 6/30/10                4.00 :1.00
              Four Fiscal Quarters ended 9/30/10                3.00 :1.00
            ========================================   =========================


            ; or (d) change the Fiscal Year of the Borrower and its Subsidiaries.

            For purposes of this covenant, the following terms have the meanings indicated:


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            "Consolidated Adjusted EBITDA" means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period).

            "Consolidated Net Income" means, for any period, (i) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any entity (other than a Subsidiary of the Borrower) in which any other entity (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such entity during such period, (b) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that entity's assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to asset sales, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

            "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

            "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

            "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on June 30 of each calendar year.

            "GAAP" means United States generally accepted accounting principles in effect as of the date of determination thereof.


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            "Leverage Ratio" means the ratio as of the last day of any Period of
            (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the Period ending on such date.

            "Period" means the number of Fiscal Quarters ending on the date indicated.

      3.2 AMENDMENTS TO THE REGISTRATION RIGHTS AGREEMENT

The follow amendments are hereby made to the Registration Rights Agreement:

            3.2.1 For the avoidance of doubt, the term "Registrable Securities"
                  in the Registration Rights Agreement shall include the shares of Common Stock issuable upon conversion of the Fourth Tranche Note and Fifth Tranche Note and upon exercise of the Fourth Tranche Warrant and Fifth Tranche Warrant.

      3.3 AMENDMENTS TO THE SECURITY AGREEMENT

The follow amendments are hereby made to the Security Agreement:

            3.3.1 For the avoidance of doubt, the term "Indebtedness" in the
                  Security Agreement shall include indebtedness comprising the Fourth Tranche and Fifth Tranche.

      3.4 LIMITED AMENDMENT

Any future reference to any Debenture Agreement (including any reference to any particular Debenture Agreement in any other Debenture Agreement) and any document or instrument delivered in connection therewith shall, from and after the date of this Amendment, be deemed to be a reference to such Debenture Agreement as modified by this Amendment. Except as expressly modified by this Amendment, each of the Debenture Agreements shall continue to be and remain in full force and effect in accordance with their respective terms and the Borrower hereby reaffirms its obligations under each such agreement.

4. REPRESENTATIONS AND WARRANTIES

      4.1 REPRESENTATIONS OF THE BORROWER

The Borrower hereby represents and warrants to the Lender that, except as provided on Annex A hereto, each of the representations and warranties set forth in Section 5.1 of the Debenture are true and correct as of the Amendment Date, in each case with references to "this Agreement" referring to the Debenture as amended by this Amendment.

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                                                                   July 31, 2008
                                                                    Page 5 of 12
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      4.2 REPRESENTATIONS OF THE LENDER

The Lender hereby represents and warrants to the Borrower that each of the representations and warranties set forth in Section 5.2 of the Debenture (as amended by this Amendment) are true and correct as of the Amendment Date, in each case with references to "this Agreement" referring to the Debenture as amended by this Amendment.

5. CONDITIONS PRECEDENT TO FOURTH TRANCHE

The Lender's obligation to advance the Fourth Tranche and the amendments contemplated hereby shall be subject to the following conditions precedent:

      5.1 DOCUMENTS

The Lender shall have received each of the following, each properly executed by the Borrower and in form and substance satisfactory to the Lender:

            5.1.1 This Amendment;

            5.1.2 A Note substantially in the form of Schedule O attached to the
                  First Omnibus Amendment (the "Fourth Tranche Note"); provided such Note shall be made by Borrower under the name "Alderox, Inc.," shall have a principal amount of Seven Hundred Thousand Dollars ($700,000) and shall be dated the date of issuance; and

            5.1.3 A Warrant certificate, substantially in the form of Schedule P attached to the First Omnibus Amendment (the "Fourth Tranche Warrant"), evidencing Seven Hundred Thousand (700,000) warrants for the purchase of an aggregate of Seven Hundred Thousand (700,000) shares of Borrower's common stock, representing one (1) warrant for every One Dollar ($1.00) of Principal provided to Borrower pursuant to the Fourth Tranche. The Fourth Tranche Warrants shall be exercisable until 5:00 PM Pacific Time three (3) years from the Amendment Date. The Fourth Tranche Warrants shall have an exercise price of Forty Two Cents ($0.42) per share.

      5.2 SECRETARY'S CERTIFICATE

The Lender shall have received a certificate of the Secretary of the Borrower, dated as of the Amendment Date, (a) attesting to the corporate action taken by the Borrower with respect to this Amendment, including resolutions of the Board of Directors authorizing (i) the execution of this Amendment, (ii) the issuance of the Fourth Tranche Note and Fourth Trance Warrant, (iii) the execution of, delivery, and performance by the Borrower of all other agreements or matters contemplated hereby or executed in connection herewith, (b) certifying the names and true signatories of the officers of the Borrower authorized to sign this Agreement, the Fourth Tranche Note, the Fourth Tranche Warrant and other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers and (c) verifying that the Articles of Incorporation and the By-Laws of the Borrower attached thereto are true, correct and complete as of the Amendment Date.

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      5.3 OFFICER'S CERTIFICATE

The Lender shall have received a certificate of the President of the Borrower, dated as of the Amendment Date, which shall certify that the representations and warranties contained in Section 4.1 of this Amendment are true and correct as of the Amendment Date and that all conditions required to be performed prior to the Amendment Date have been so performed.

      5.4 GOOD STANDING CERTIFICATES

The Lender shall have received a certificate dated as of a recent date of the appropriate public official in the jurisdiction of incorporation of the Borrower and each Subsidiary certifying the due incorporation and good standing of the Borrower and such Subsidiary together with, in the case of the Borrower, a certified copy of the Articles of Incorporation of the Borrower.

      5.5 NO PROCEEDINGS OF LITIGATION

No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Borrower or any Subsidiary, or any of the officers or directors of the Borrower or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by the Debenture, as amended by this Amendment Agreement, or seeking damages in connection with such transactions.

      5.6 NO EVENT OF DEFAULT

No event shall have occurred and be continuing, or would result from the advance of the Fourth Tranche, as the case may be, which constitutes an Event of Default.

6. CONDITIONS PRECEDENT TO FIFTH TRANCHE

Any time following the Amendment Date, the Borrower may request that the Lender advance the Loans represented by the Fifth Tranche by providing the Lender not less than [15 business days] prior written notice of the date requested for such advance (the "Drawdown Notice"). The Drawdown Notice shall set forth in sufficient detail; (a) the reasons for the requested Fifth Tranche, (b) the uses of the Fifth Tranche, (c) a cash flow statement from the Amendment Date, setting forth all cash flows until the requested Fifth Tranche, and (d), such other information that may be necessary for the Lender to consider the Fifth Tranche. The date on which the conditions set forth in this Section 6 are satisfied and the Fifth Tranche is funded is referred to as the "Fifth Tranche Funding Date". The Lender's obligation to advance the Fifth Tranche shall be subject to the following conditions precedent:

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                                                                   July 31, 2008
                                                                    Page 7 of 12
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      6.1 DOCUMENTS

The Lender shall have received each of the following, each properly executed by the Borrower and in form and substance satisfactory to the Lender:

            6.1.1 This Amendment;

            6.1.2 A Note substantially in the form of Schedule O attached to the
                  First Omnibus Amendment (the "Fifth Tranche Note"); provided such Note shall be made by Borrower under the name "Alderox, Inc.," shall have a principal amount of Three Hundred Thousand Dollars ($300,000) and shall be dated the date of issuance;

            6.1.3 A Warrant certificate, substantially in the form of Schedule P attached to the First Omnibus Amendment (the "Fifth Tranche Warrant"), evidencing Three Hundred Thousand (300,000) warrants for the purchase of an aggregate of Three Hundred Thousand (300,000) shares of Borrower's common stock, representing one (1) warrant for every One Dollar ($1.00) of Principal provided to Borrower pursuant to the Fifth Tranche. The Fifth Tranche Warrants shall be exercisable until 5:00 PM Pacific Time three (3) years from the Fifth Tranche Funding Date. The Fifth Tranche Warrants shall have an exercise price of Forty Two Cents ($0.42) per share.

      6.2 SECRETARY'S CERTIFICATE

The Lender shall have received a certificate of the Secretary of the Borrower, dated as of the Fifth Tranche Funding Date, (a) attesting to the corporate action taken by the Borrower with respect to this Amendment, including resolutions of the Board of Directors authorizing (i) the execution of this Amendment, (ii) the issuance of the Fifth Tranche Note and Fifth Trance Warrant,
(iii) the execution of, delivery, and performance by the Borrower of all other agreements or matters contemplated hereby or executed in connection herewith,
(b) certifying the names and true signatories of the officers of the Borrower authorized to sign this Agreement, the Fifth Tranche Note, the Fifth Tranche Warrant and other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers and (c) verifying that the Articles of Incorporation and the By-Laws of the Borrower attached thereto are true, correct and complete as of the Fifth Tranche Funding Date.


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      6.3 OFFICER'S CERTIFICATE

The Lender shall have received a certificate of the President of the Borrower, dated as of the Fifth Tranche Funding Date, which shall certify that the representations and warranties contained in Section 4.1 of this Amendment are true and correct as of the Fifth Tranche Funding Date and that all conditions required to be performed prior to the Fifth Tranche Funding Date have been so performed.

      6.4 GOOD STANDING CERTIFICATES

The Lender shall have received a certificate dated as of a recent date of the appropriate public official in the jurisdiction of incorporation of the Borrower and each Subsidiary certifying the due incorporation and good standing of the Borrower and such Subsidiary together with, in the case of the Borrower, a certified copy of the Articles of Incorporation of the Borrower.

      6.5 NO PROCEEDINGS OF LITIGATION

No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Borrower or any Subsidiary, or any of the officers or directors of the Borrower or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by the Debenture, as amended by this Amendment Agreement, or seeking damages in connection with such transactions.

      6.6 NO EVENT OF DEFAULT

No event shall have occurred and be continuing, or would result from the advance of the Fifth Tranche, as the case may be, which constitutes an Event of Default.

      6.7 LENDER APPROVAL

The Fifth Tranche shall be used by the Borrower to finance the fulfillment of contracted sales, and shall not be used to finance the Borrower's operating losses or general administrative expenditure. The advance of the Fifth Tranche shall be subject to the Lender's approval based on the information contained in the Drawdown Notice, which approval shall be at the Lender's sole and absolute discretion.

7. GENERAL

      7.1 COUNTERPART AND FAX EXECUTION

This Amendment may be executed in two or more counterparts and by fax transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the date given above.


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                                                                   July 31, 2008
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                             SIGNATURES ON NEXT PAGE


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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the
Amendment Date.

LENDER

PALA INVESTMENTS HOLDINGS LIMITED



/s/ Susan Garrod
-------------------------------
Susan Garrod


BORROWER

ALDEROX, INC.,
a Colorado corporation


/s/ Michael Davies
------------------------------
By: Michael C. Davies
Its: Chief Executive Officer



                                                               OMNIBUS AMENDMENT
                                                                   July 31, 2008
                                                                   Page 11 of 12
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                                     ANNEX A

                             SCHEDULE OF EXCEPTIONS

SHARES OUTSTANDING

                                       Current                     Fully Diluted
---------------------------------------------- ---------------------------------
                                    65,627,796                       167,851,520
---------------------------------------------- ---------------------------------


EXISTING INDEBTEDNESS (PRINCIPAL AND INTEREST)

                                            Current ($)       Post-Financing ($)
--------------------------------------------------------------------------------
Convertibles Notes                            1,426,525                1,426,525
Secured Convertible Debentures(1)             5,834,684                6,534,684
Unsecured Convertible Debentures              1,029,987                1,029,987
Line of Credit                                   86,146                   86,146
Other Loans                                     397,316                  397,316
--------------------------------------------------------------------------------
Total                                         8,774,658                9,474,658

(1) Includes the $700,000 Fourth Tranche


                                                               At Maturity
Convertible Notes At Maturity                Current         Post-Financing

Convertible Notes                          1,426,525            1,552,453

Secured Convertible Debentures             5,834,684            7,759,424

Unsecured Convertible Debentures           1,029,987            1,141,083

Shares Outstanding At Maturity
  Post-Financing                                              193,171,191





                                                               OMNIBUS AMENDMENT
                                                                  March 28, 2008
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